Exhibit 99.1

Press Release

Contact:

Investors:	Media:
Cornell Stamoran	Patricia McGee
(732) 537 6408	(732) 537-6407
cornell.stamoran@catalent.com	patricia.mcgee@catalent.com

FOR IMMEDIATE RELEASE

CATALENT PHARMA SOLUTIONS APPOINTS

NEW CHIEF FINANCIAL OFFICER

Somerset, NJ – March 28, 2008 — Catalent Pharma Solutions, Inc. announced today the appointment of Matthew M. Walsh as Senior Vice President, Finance and Chief Financial Officer, effective April 7, 2008. David A. Eatwell, the incumbent in this role, will be leaving Catalent effective April 4, 2008 to pursue other opportunities.

Matthew Walsh, 41, brings to Catalent extensive public company financial leadership experience, most recently as President and Chief Financial Officer of Escala Group, Inc., a global collectibles network and precious metals trader. From 1996 through 2006, Mr. Walsh held positions of increasing responsibility in corporate development, accounting and finance at diversified industrial manufacturer GenTek, Inc., culminating in his appointment as Vice President and Chief Financial Officer. Prior to GenTek, he served in corporate development and other roles in banking and the chemicals industry. Mr. Walsh received a Bachelor of Science degree in chemical engineering and a Master of Business Administration degree from Cornell University, and is a CFA® charterholder.

John Lowry, President and Chief Executive Officer of Catalent, said, “I am pleased to welcome Matt as the newest member of our Catalent executive team. His unique combination of experience across operational, treasury and financial disciplines, combined with his public company experience, will enable him to contribute significantly to our success.” Mr. Lowry added, “I would also like to recognize David Eatwell’s important contributions to Catalent over his career, and wish David success in his future endeavors.”

About Catalent

Headquartered in Somerset, New Jersey, Catalent Pharma Solutions is the leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. Catalent applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 10,000 at more than 30 facilities worldwide and generates more than $1.7 billion of annual revenue. For more information, visit www.catalent.com.